Exhibit 5.1

Avocats à la Cour de Paris	Linklaters LLP
Solicitors of the Senior Courts of England and Wales	25 rue de Marignan
75008 Paris
Telephone (+33) 1 56 43 56 43
Facsimile (+33) 1 43 59 41 96
Palais J 030

The Issuers

c/o CGG

Tour Maine-Montparnasse

33, avenue du Maine

B.P. 191

75755 Paris Cedex 15

France

September 2, 2014

Our Ref            L-223941

Ladies and Gentlemen,

CGG (the “Company”)

U.S.$500,000,000 6.875% Senior Notes due 2022 (the “New Notes”)

Guaranteed (the “New Guarantees”) by Sercel Inc., Sercel-GRC Corp., Sercel Canada Ltd., Sercel Australia Pty Ltd, CGG Canada Services Ltd., CGG Marine Resources Norge A/S, CGG Holding B.V., CGG Marine B.V., CGG Holding (U.S.) Inc., CGG Land (U.S.) Inc., CGG Services (U.S.) Inc., Veritas Investments Inc., Viking Maritime Inc., Veritas Geophysical (Mexico) LLC, and Alitheia Resources Inc. (the “Guarantors” and together with the Company, the “Issuers”)

We have acted as special United States counsel to the Company in connection with the registration of the New Notes and the New Guarantees under the U.S. Securities Act of 1933 (the “Securities Act”) and the proposed offer by the Issuers to exchange the New Notes and the New Guarantees for U.S.$500,000,000 aggregate principal amount of the Company’s 6.875% Senior Notes due 2022 (the “Original Notes”) and the Guarantors’ guarantees thereof (the “Original Guarantees”), each of which was originally issued on May 1, 2014.

This opinion is limited to the federal law of the United States and the laws of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware, and we express no opinion as to the effect of the laws of any other State of the United States or any other jurisdiction.

We also are delivering to you opinions dated the date hereof with respect to certain matters of French and Dutch law. We have relied on such opinions, filed as Exhibits 5.2 and 5.3, respectively, to the registration statement relating to the New Notes and the New Guarantees (the “Registration Statement”), with respect to the opinions set forth herein insofar as they may be affected by matters of French or Dutch law and, insofar as the opinions set forth herein may be affected by matters of French or Dutch law, they are subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinions.

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With respect to all matters of the law of the Province of Alberta, Canada, we have relied without independent investigation upon the opinion dated September 2, 2014, of Blake, Cassels & Graydon LLP, special Alberta, Canada counsel to CGG Canada Services Ltd., filed as Exhibit 5.4 to the Registration Statement, and our opinions set forth herein, insofar as they may be affected by matters of the law of the Province of Alberta, are subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Blake, Cassels & Graydon LLP.

With respect to all matters of the law of Norway, we have relied without independent investigation upon the opinion dated September 2, 2014, of Advokatfirmaet Wiersholm, special Norwegian counsel to CGG Marine Resources Norge AS, filed as Exhibit 5.5 to the Registration Statement, and our opinions set forth herein, insofar as they may be affected by matters of the law of Norway, are subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Advokatfirmaet Wiersholm.

With respect to all matters of the law of the State of Oklahoma, we have relied without independent investigation upon the opinion dated September 2, 2014, of GableGotwals, special Oklahoma counsel to Sercel Inc. and Sercel-GRC Corp., filed as Exhibit 5.6 to the Registration Statement, and our opinions set forth herein, insofar as they may be affected by matters of the law of the State of Oklahoma, are subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of GableGotwals.

With respect to all matters of the law of the Province of New Brunswick, Canada, we have relied without independent investigation upon the opinion dated September 2, 2014, of McInnes Cooper, special New Brunswick, Canada counsel to Sercel Canada Ltd., filed as Exhibit 5.7 to the Registration Statement, and our opinions set forth herein, insofar as they may be affected by matters of the law of the Province of New Brunswick, are subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of McInnes Cooper.

With respect to all matters of the law of New South Wales, Australia, we have relied without independent investigation upon the opinion dated September 2, 2014, of Allens, special New South Wales, Australia counsel to Sercel Australia Pty Ltd., filed as Exhibit 5.8 to the Registration Statement, and our opinions set forth herein, insofar as they may be affected by matters of the law of New South Wales, are subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Allens.

For the purpose of this opinion, we have examined the Indenture dated as of May 1, 2014 (the “Indenture”) between the Issuers and The Bank of New York Mellon (the “Trustee”) as Trustee, the forms of the New Notes and the notation of New Guarantees, the Registration Rights Agreement dated as of May 1, 2014 (the “Registration Rights Agreement”) between the Issuers and the initial purchasers of the Original Notes, such certificates and other documents, and such questions of law, as we have considered necessary or appropriate. We have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, an assumption we have not independently verified.

In our opinion, when the terms of the New Notes and the New Guarantees and of their issuance have been duly established in conformity with the Indenture, and the New Notes and the New Guarantees have been duly executed and authenticated in accordance with the terms of the Indenture and duly issued and delivered in exchange for the Original Notes and Original Guarantees in accordance with the terms of the Indenture and the Registration Rights Agreement, the New Notes and the New Guarantees will constitute valid and legally binding obligations of the Issuers, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

/s/ Linklaters LLP